Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of Counterpoint High Yield Trend ETF (formerly, CP High Yield Trend ETF) of our report dated February 29, 2024, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers”, “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings”, and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 26, 2024